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                                                                    EXHIBIT 23.1



                              CONSENT OF KPMG LLP


The Board of Directors
Auspex Systems, Inc.


We have consent to the incorporation by reference into the Company's previously filed Registration Statements on Form S-8 (Nos. 33-67100, 33-76640, 333-56305, 333-71115, 333-56307, 333-94545, and 333-54900) and Registration Statements and
on Form S-3 (Nos. 333-40452, 333-48210, and 333-30672) of our report dated
August 7, 2002, with respect to the consolidated balance sheet of Auspex Systems, Inc. as of June 30, 2002, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for the year then ended, and the related financial statements schedule, which report appears in the June 30, 2002 annual report on Form 10-K of Auspex Systems, Inc.

Our report dated August 7, 2002, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit of $188.7 million as of June 30, 2002, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustment that might result from the outcome of that uncertainty.



                                        KPMG LLP

Mountain View, California
September 26, 2002